		Exhibit 99(a)
Household Finance Corporation
Household Automotive Trust IV(2000-1)

Original Principal Class A
Class A-1	142,000,000
Class A-2	153,000,000
Class A-3	169,000,000
Class A-4	163,452,000
Number of Class A Bonds (000's)
Class A-1	142,000
Class A-2	153,000
Class A-3	169,000
Class A-4	163,452

		2003 Totals

CLASS A
Class A-1 Principal Distribution		0.00
Class A-1 Interest Distribution		0.00

Class A-2 Principal Distribution		0.00
Class A-2 Interest Distribution		0.00

Class A-3 Principal Distribution		13,041,361.86
Class A-3 Interest Distribution		112,363.98

Class A-4 Principal Distribution		68,958,811.86
Class A-4 Interest Distribution		10,089,005.04